SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 20, 2009, IBERIABANK Corporation (the “Company”) entered into a Warrant Repurchase Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury (the “Treasury”) to repurchase the warrant to purchase 138,490 shares of Company common stock that the Company had issued and sold to the Treasury (the “Warrant”) in connection with the Company’s issuance and sale to the Treasury of $90 million aggregate liquidation preference of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) under the Treasury’s Capital Purchase Program (the “CPP”). The Company repurchased the Warrant for $1.2 million. The Company previously repurchased the Preferred Stock on March 31, 2009 for $90 million plus the accrued and unpaid dividend. As a result of the Warrant repurchase, the Treasury does not own any Company securities under the CPP. A copy of the Warrant Repurchase Agreement is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

ITEM 8.01	OTHER EVENTS

On May 20, 2009, the Company issued a press release announcing the transaction described above under “Item 1.01 Entry into a Material Definitive Agreement.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Warrant Repurchase Agreement dated May 20, 2009, between IBERIABANK Corporation and the United States Department of Treasury.

Exhibit 99.1	Press Release dated May 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IBERIABANK CORPORATION

DATE: May 20, 2009	By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Warrant Repurchase Agreement dated May 20, 2009, between IBERIABANK Corporation and the United States Department of the Treasury.

99.1	Press Release dated May 20, 2009.